Exhibit 16.
{Andersen letterhead}

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 2, 2002

Dear Sir/Madam:

We have read the second paragraph of Item 4 included in the Form 8-K dated March 29, 2002 of Capital Pacific Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Mr. Steven O. Spelman, Capital Pacific Holdings, Inc.